THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR PAYEE, CONCURRED IN BY COUNSEL FOR OBLIGOR THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

PROMISSORY NOTE

May 31, 2016

6d bytes inc., a Delaware corporation ("Obligor"), for value received, hereby promises to pay to the order of Vijay Dodd, or holder ("Payee"), the aggregate principal amount of all advances made by Payee to Obligor under this Promissory Note (hereinafter sometimes referred to as the "Note") upon their mutual agreement as evidenced by their initials on the attached grid (the "Advances") together with simple interest at the rate of six percent (6%) per annum. The entire unpaid balance of principal and unpaid accrued interest shall be due and payable upon demand by Payee at any time on or after December 31, 2016 (the "Maturity Date"), provided, however, that the unpaid principal and accrued but unpaid interest hereunder shall be immediately due and payable immediately prior to a Change of Control (as defined below).

All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. Obligor may not prepay this Note in whole or in part without the prior written consent of Payee.

Upon payment in full of all principal and interest payable hereunder, or upon conversion of this Note to equity securities pursuant to the following paragraph, this Note shall be surrendered to Obligor for cancellation.

Obligor waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. This Note is being delivered in and shall be construed in accordance with the laws of the State of California.

If the Indebtedness presented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Obligor agrees to pay, in addition to the principal and interest payable thereon, reasonable attorneys' fees and costs incurred by Payee.

All Advances and prepayments made on account of principal hereof shall be recorded on the attached grid and initialed by Obligor and Payee where indicated. The word "Indebtedness" includes any and all advances, debts, obligations and liabilities of Obligor, heretofore, now or hereafter made or incurred under this Note.

Obligor represents and warrants as follows: (a) Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and lease its property and to conduct its business as presently conducted and as contemplated; (b) the execution, delivery and performance by Obligor of the Note are within Obligor's corporate powers, have been duly authorized by all necessary corporate action, require no governmental approval and do not contravene law or any contractual restriction binding on Obligor; (c) this Note is the legal, valid and binding obligation of Obligor enforceable against

Obligor in accordance with its terms; and (d) there are no pending or threatened actions or proceedings affecting Obligor before any court or governmental agency which may materially adversely affect the financial condition or operations of Obligor.

Until payment in full hereof, Obligor will, unless the Payee otherwise consents in writing: (a) comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same becomes delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith; and (b) furnish to the Payee such information respecting the condition or operations, financial or otherwise, of Obligor or any of its subsidiaries as the Payee may from time to time reasonably request.

"Change of Control" shall mean (a) (i) the sale, conveyance or disposal of all or substantially all of Obligor's assets, (ii) the acquisition of Obligor, by merger, consolidation with any other corporation (other than a wholly owned subsidiary corporation) or any other transaction or series of related transactions, if more than fifty percent (50%) of the voting power of Obligor is not retained by the holders of capital stock of Obligor holding such voting power immediately prior to such transaction or series of related transactions and results in a change in the composition of the Board of Directors of Obligor such that fewer than a majority of the incumbent directors remain directors after such transaction (other than as a result of the sale of new equity securities directly by Obligor to venture capital or institutional investors in a transaction or series of related transactions that does not result in a business combination), or (b) the approval by the Board of Directors and stockholders of Obligor of a plan of complete liquidation of Obligor (each, a "Change of Control").

No amendment or waiver of any provision of the Note, nor consent to any departure by Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Payee and the Obligor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Obligor, the Payee and each transferee of the Note.

Any notice or other communication (except payment) required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or three business days following deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

If to Payee: Vijay Dodd
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If to Obligor: 6d bytes inc.
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Any payment shall be deemed made upon receipt by Payee. Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

IN WITNESS WHEREOF, Obligor and Payee have executed this Promissory Note as of the date first written above.

6d bytes inc.

By: /s/ *Vipin Jain*

Vipin Jain, CEO

/s/ Vijay Dodd

Vijay Dodd

[REDACTED]
The Company agrees to furnish supplementally a copy of the omitted schedule to the Commission upon request.